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                                                             EXHIBITS 5 and 23.2

                          Duramed Pharmaceuticals, Inc.
                               7155 E. Kemper Road
                             Cincinnati, Ohio 45249

                                  June 2, 2000



Securities & Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sir or Madam:

         I have acted as counsel for Duramed Pharmaceuticals, Inc. (the "Company") in connection with its filing of a Registration Statement on Form S-3 concerning the registration of up to 3,515,092 shares of common stock, $.01 par value (the "Common Stock"), which may be sold by the Selling Shareholders identified in the Registration Statement. The shares of Common Stock being registered may be issued by the Company upon conversion of the Company's 5% Cumulative Convertible Preferred Stock, Series G (the "Series G Shares"), issuance of Common Stock dividends on the Series G Shares, and exercise of Warrants to purchase Common Stock.

         It is my opinion that the registration of the shares of Common Stock covered by the Registration Statement has been duly authorized by all necessary corporate action by the Company. The shares of Common Stock that may be issued and sold will be, when issued in accordance with the terms and conditions of the agreements providing for their issuance, duly authorized, fully paid and non-assessable.

         I hereby consent to the filing of this opinion as an Exhibit to the aforesaid Registration Statement and to the reference to me under the caption "Legal Matters" in the Prospectus.

                                               Yours very truly,



                                               Lawrence A. Glassmann
                                               Senior Vice President and
General Counsel